Exhibit 99.1

AptarGroup Reports Record Third Quarter Revenues and Earnings Per Share, Announces New $350 Million Share Repurchase Authorization

CRYSTAL LAKE, Ill.--(BUSINESS WIRE)--October 30, 2014--AptarGroup, Inc. (NYSE:ATR) today reported record third quarter revenues and earnings per share. AptarGroup also announced that its Board of Directors authorized the repurchase of up to $350 million of the Company’s common stock. This new authorization replaces all previous authorizations.

Third Quarter 2014 Summary

  Reported sales increased 5% to $652 million (core sales excluding currency effects increased 6%)
  Sales increased in each business segment and each geographic region
  Food + Beverage sales surged 25% over the prior year supported by strong growth in Asia and Latin America and increased custom tooling sales
  Reported earnings per share rose 9% to $0.73 compared to $0.67 in the prior year
  Compared to previously disclosed earnings per share guidance, earnings per share were negatively impacted by changes in currency exchange rates by approximately $0.02 per share
  Current year earnings per share included a negative impact of $0.01 per share related to tax provision items and prior year earnings per share included a negative impact of $0.03 per share related to restructuring initiatives
  Comparable year on year adjusted earnings per share rose 6% to $0.74 compared to $0.70 in the prior year

THIRD QUARTER RESULTS

For the quarter ended September 30, 2014, reported sales increased 5% to $652 million from $624 million a year ago. Changes in currency exchange rates negatively impacted sales growth by approximately 1%.

Third Quarter Segment Sales Analysis (Change Over Prior Year)
	Beauty +		Food +	Total
	Home	Pharma	Beverage	AptarGroup
Product Sales (including tooling)	2%	5%	25%	6%
Currency Effects	-1%	-1%	---	-1%
Total Reported Growth	1%	4%	25%	5%

Commenting on the quarter, Stephen Hagge, President and CEO, said, “Our diversified business model continues to be a strength of Aptar. Sales increased in each business segment and each geographic region. Compared to the prior year, our sales in Latin America and Asia grew at a strong pace. Sales also increased in the U.S. and we saw sales grow in Europe but at a slower rate than we have seen in recent quarters. Our Beauty + Home segment, our largest business in terms of revenue, had modest top line growth due to continued weak demand in the U.S. and more recent softening conditions in Latin America. However, our Food + Beverage segment reported exceptional sales growth, particularly in Asia and Latin America. Our Pharma segment also had a good quarter despite a difficult comparison to the prior year for our injectables business which had a very strong third quarter last year.”

Hagge continued, “We are continuing to implement cost saving measures in our Beauty + Home business though segment income remained under pressure primarily due to continued soft conditions in the U.S. and some start-up costs related to our Latin American facilities. Our Pharma and Food + Beverage segments each reported good growth in segment income that helped us achieve record third quarter earnings per share.”

AptarGroup reported earnings per share of $0.73 compared to $0.67 per share a year ago. Current quarter earnings per share included a negative impact of approximately $0.01 per share primarily related to tax charges stemming from a legal reorganization in Europe that were mostly offset by foreign tax credits. Prior year earnings per share included a negative impact of approximately $0.03 per share related to AptarGroup’s European restructuring initiative that was substantially completed at the end of 2013.

YEAR-TO-DATE RESULTS

For the nine months ended September 30, 2014, reported sales increased 6% to $2 billion from $1.88 billion a year ago. Changes in currency exchange rates did not have a significant impact on the sales growth.

Nine Months Year-to-Date Segment Sales Analysis (Change Over Prior Year)
	Beauty +		Food +	Total
	Home	Pharma	Beverage	AptarGroup
Product Sales (including tooling)	4%	7%	12%	6%
Currency Effects	---	2%	---	---
Total Reported Growth	4%	9%	12%	6%

Hagge commented on the year-to-date results, “Despite some challenges we have faced this year, including soft conditions in several markets in the U.S., core sales have increased by six percent. Demand for our innovative dispensing and sealing solutions has been broad-based. We have increased core sales in each geographic region and end market with the sole exception being the injectables market which is down slightly for the year. We continued to leverage successes from region to region such as our recent new market penetrations in liquid concentrated flavorings in Europe and infant formula in Asia. Earnings have also increased compared to the prior year even though we faced headwinds including foreign currency transaction and facility start-up costs in Latin America and suboptimum operating performance at certain U.S. facilities.”

AptarGroup reported earnings per share of $2.21 compared to $1.98 a year ago. Prior year earnings per share included a negative effect of charges related to the European restructuring plan of approximately $0.12 per share.

OUTLOOK

Commenting on AptarGroup’s outlook, Hagge said, “We anticipate that the fourth quarter will be challenging. Consistent with recent macroeconomic indicators, certain markets in Latin America and Europe are expected to be weaker than recent quarters. We do not see the U.S. growth trajectory in our markets changing dramatically. In addition, we face a difficult comparison to the strong fourth quarter of the prior year when we posted double-digit top-line growth and foreign currency exchange rates were much more favorable than they are today. Despite these challenges, the fundamentals of our end markets have not changed and we will stay focused on our strategic approach to these markets as we invest in innovative solutions that help our customers grow their businesses.”

AptarGroup expects earnings per share for the fourth quarter using a 33% effective tax rate to be in the range of $0.58 to $0.63 per share compared to $0.54 per share reported in the prior year. Assuming a comparable foreign currency exchange rate environment and excluding the negative effects of charges related to the European restructuring plan and certain tax related items, comparable earnings per share for the prior year would have been $0.60 per share. A reconciliation of the prior year fourth quarter adjusted net income per diluted share is provided in the tables that accompany this press release.

SHARE REPURCHASE AUTHORIZATION AND CASH DIVIDEND

The Board of Directors approved a new share repurchase authorization of up to $350 million of common stock. This new authorization replaces previous authorizations. AptarGroup may repurchase shares through the open market, privately negotiated transactions or other programs, subject to market conditions. As previously reported, the Board declared a quarterly cash dividend of $0.28 per share. The payment date is November 26, 2014, to stockholders of record as of November 5, 2014.

“Our strong financial condition enables us to invest in our business and return cash to shareholders through share repurchases and dividends. The new $350 million repurchase authorization allows us to pursue a more aggressive approach to our share repurchase program,” stated Hagge.

OPEN CONFERENCE CALL

There will be a conference call on Friday, October 31, 2014 at 8:00 a.m. Central Time to discuss AptarGroup’s third quarter results for 2014. The call will last approximately one hour. Interested parties are invited to listen to a live webcast by visiting the Investor Relations page at www.aptar.com. Replay of the conference call can also be accessed on the Investor Relations page of the website.

AptarGroup, Inc. is a leading global supplier of a broad range of innovative dispensing solutions for the beauty, personal care, home care, prescription drug, consumer health care, injectables, food, and beverage markets. AptarGroup is headquartered in Crystal Lake, Illinois, with manufacturing facilities in North America, Europe, Asia and South America. For more information, visit www.aptar.com.

This press release contains forward-looking statements. Words such as “expects,” “anticipates,” “believes,” “estimates,” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on management’s beliefs as well as assumptions made by and information currently available to management. Accordingly, AptarGroup’s actual results may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist including, but not limited to, economic, environmental or political conditions in the various markets and countries in which AptarGroup operates; changes in customer and/or consumer spending levels; financial conditions of customers and suppliers; consolidations within our customer or supplier bases; fluctuations in the cost of raw materials, components and other input costs; the Company’s ability to increase prices, contain costs and improve productivity; changes in capital availability or cost, including interest rate fluctuations; the competitive marketplace; fiscal and monetary policies and other regulations; inflationary pressures and changes in foreign currency exchange rates; direct or indirect consequences of acts of war or terrorism; and labor relations. For additional information on these and other risks and uncertainties, please see AptarGroup’s filings with the Securities and Exchange Commission, including its Form 10-K’s and Form 10-Q’s. Readers are cautioned not to place undue reliance on forward-looking statements. AptarGroup undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)

(In Thousands, Except Per Share Data)
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Net Sales	$651,942	$623,644	$1,998,624	$1,882,718
Cost of Sales (exclusive of depreciation
shown below)	443,520	424,011	1,347,982	1,273,848
Selling, Research & Development and
Administrative	91,649	86,917	294,809	269,335
Depreciation and Amortization (1)	38,158	37,222	113,871	112,007
Restructuring Initiatives	-	2,180	-	8,758
Operating Income	78,615	73,314	241,962	218,770
Other Income/(Expense):
Interest Expense	(5,332)	(4,841)	(15,459)	(15,364)
Interest Income	1,386	576	3,449	2,271
Equity in results of affiliates	(124)	(286)	(1,868)	(609)
Miscellaneous, net	(429)	(437)	(582)	(1,070)
Income before Income Taxes	74,116	68,326	227,502	203,998
Provision for Income Taxes	25,496	23,094	77,390	68,908
Net Income	$48,620	$45,232	$150,112	$135,090

Net (Income)/Loss Attributable to Noncontrolling Interests	(25)	32	(52)	5
Net Income Attributable to AptarGroup, Inc.	$48,595	$45,264	$150,060	$135,095
Net Income Attributable to AptarGroup, Inc. Per Common Share:
Basic	$0.75	$0.68	$2.30	$2.04
Diluted	$0.73	$0.67	$2.21	$1.98

Average Numbers of Shares Outstanding:
Basic	64,886	66,092	65,225	66,222
Diluted	66,845	67,986	67,761	68,273

(1) Depreciation and Amortization for the quarter and year-to-date ended September 30, 2013 included approximately $0.5 million and $1.5 million, respectively, of accelerated depreciation related to the European restructuring plan.

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
(In Thousands)
CONSOLIDATED BALANCE SHEETS

	September 30, 2014	December 31, 2013
ASSETS

Cash and Equivalents	$347,394	$309,861
Receivables, net	468,182	438,221
Inventories	340,952	353,159
Other Current Assets	102,644	97,170
Total Current Assets	1,259,172	1,198,411
Net Property, Plant and Equipment	831,014	864,662
Goodwill, net	339,275	358,865
Other Assets	69,778	75,824
Total Assets	$2,499,239	$2,497,762

LIABILITIES AND EQUITY

Short-Term Obligations	$246,530	$139,770
Accounts Payable and Accrued Liabilities	385,343	403,051
Total Current Liabilities	631,873	542,821
Long-Term Obligations	355,583	354,814
Deferred Liabilities	100,905	119,819
Total Liabilities	1,088,361	1,017,454

AptarGroup, Inc. Stockholders' Equity	1,410,280	1,479,757
Noncontrolling Interests in Subsidiaries	598	551
Total Equity	1,410,878	1,480,308

Total Liabilities and Equity	$2,499,239	$2,497,762

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
(In Thousands)
SEGMENT INFORMATION

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2014	2013	2014	2013
NET SALES
Beauty + Home	$378,905	$376,051	$1,155,367	$1,114,507
Pharma	179,191	172,270	569,230	524,070
Food + Beverage	93,846	75,323	274,027	244,141
Total Net Sales	$651,942	$623,644	$1,998,624	$1,882,718

SEGMENT INCOME (1)
Beauty + Home	$25,399	$30,943	$80,378	$85,697
Pharma	49,314	44,737	154,589	141,154
Food + Beverage	11,713	7,688	33,209	28,102
Restructuring Initiatives & Related Depreciation (2)	-	(2,664)	-	(10,257)
Corporate and Other	(8,364)	(8,113)	(28,664)	(27,605)
Total Income Before Interest and Taxes	$78,062	$72,591	$239,512	$217,091
Interest Expense, Net	(3,946)	(4,265)	(12,010)	(13,093)
Income before Income Taxes	$74,116	$68,326	$227,502	$203,998

SEGMENT INCOME AS % OF NET SALES
Beauty + Home	6.7%	8.2%	7.0%	7.7%
Pharma	27.5%	26.0%	27.2%	26.9%
Food + Beverage	12.5%	10.2%	12.1%	11.5%

Notes to Condensed Consolidated Financial Statements:
(1) - The Company evaluates performance of its business units and allocates resources based upon segment income defined as earnings before net interest expense, certain corporate expenses, restructuring initiatives and related depreciation, and income taxes.

(2) - Restructuring Initiatives & Related Depreciation includes the following income/(expense) items:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Depreciation:	2014	2013	2014	2013
European Restructuring Plan	$-	$(484)	$-	$(1,499)

Restructuring Initiatives:
European Restructuring Plan	-	(2,180)	-	(8,802)
Other Initiatives	$-	$-	$-	$44
Total Restructuring Initiatives & Related Depreciation	$-	$(2,664)	$-	$(10,257)

Reconciliation of Adjusted Net Income Per Diluted Share (1) (Unaudited)

	Three Months Ended
	December 31,
	Expected 2014	2013

Net Income Attributable to AptarGroup, Inc. Per Diluted Share	$0.58 - $ 0.63	$0.54

Adjustments:
Net effect of items included in the Provision for Income Taxes (2)	-	0.05
Charges related to restructuring initiatives (3)	-	0.05
Foreign currency effects (3) (4)	-	(0.04)
Adjusted Net Income Per Diluted Share	$0.58 - $ 0.63	$0.60

(1) AptarGroup has presented adjusted net income per diluted share for the periods covered by this press release, which measure is a Non-GAAP financial measure. AptarGroup's management believes it is useful to exclude the impact of certain tax related items including charges related to French tax regulation and certain other tax items that were recorded in the fourth quarter of 2013 and restructuring charges that were recorded in the fourth quarter and year 2013 from the calculation of net income per diluted share under U.S. generally accepted accounting principles (GAAP) because such Non-GAAP financial measure allows for a better comparison of operating results. This Non-GAAP financial measure should not be considered in isolation or as a substitute for net income per diluted share as calculated under GAAP, but should be read in conjunction with the unaudited condensed consolidated statements of income and other information presented herein.

(2) - Items included in the Provision for Income Taxes include an impact of $0.07 per share related to French Tax regulation that was enacted in December 2013, and ($0.02) per share related to certain foreign tax benefits that did not repeat in 2014.

(3) - Tax effects of the after-tax adjustments noted above are as follows:
Restructuring initiatives		$0.01
Foreign currency effects		$(0.02)

(4) - Foreign currency effects are approximations of the adjustment necessary to state the prior year earnings per share using foreign currency exchange rates as of September 30, 2014.

CONTACT:
AptarGroup, Inc.
Matthew DellaMaria
815-477-0424